EXHIBIT 10.1
August 20, 2010
Mr. Vijay Talwar
Palm Meadows Extension, Villa #6
Varthur Main Road
Whitefield, Bangalore
Dear Vijay:
On behalf of Blue Nile, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President and General Manager of International, reporting to me. The terms of your relationship with the Company will be as indicated herein.
1.	Position. You will become the Senior Vice President and General Manager of International for the Company. As such, you will have responsibilities as determined by me.
2.	Base Salary. You will be paid a monthly salary of $20,833.33, less payroll deductions and all required withholdings, which represents an annualized rate of $250,000. Your wage will be payable in accordance with the Company’s standard payroll policies. The Company may modify your compensation from time to time as it deems necessary.
3.	Performance Bonus. You will be eligible to earn an annualized target bonus award of $100,000. Your performance bonus can range from 0% to 200% of target, based on the performance of the Company and your individual performance against key objectives. This bonus amount will be prorated for 2010 based on the number of months you are employed by the Company (employment for a partial month will be calculated as if employed for the full month, representing a target bonus of $41,667 for an August 30 start date). For 2010, you will be guaranteed a performance bonus at a minimum payout rate of 50% and not less than the overall bonus payout rate as determined by the Company’s financial performance.
4.	Stock Options. You will be granted a non-statutory stock option to purchase 37,500 shares of common stock of the Company. The exercise price of your stock option will be the closing sales price (or the closing bid, if no sales were reported) as quoted on the NASDAQ National Market on the last market trading day prior to the date of grant. One fourth (1/4) of the shares subject to such option will vest on the first year anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. The stock option grant will have an expiration date of ten years from the date of grant. The Company’s 2004 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.
5.	Relocation. You will receive a payment of $35,000 to cover relocation and temporary living expenses. The tax treatment of this payment will be governed by the Internal Revenue Code in effect at the time of relocation. Expenses should be itemized and submitted on an expense report and accompanied by appropriate receipts. Any portion of the allowance that is not deemed to be a qualifying moving expense under tax rules will be treated as additional employee compensation (and therefore taxable).
6.	Benefits. You will be eligible to receive health care and dental benefits, life and disability insurance, transportation allowance, and a 401(k) plan effective on the first of the month following your date of hire. The Company may modify your benefits from time to time as it deems necessary.
7.	Employee Discount Program. Blue Nile provides its employees with a discount that is an exception to our standard policy of offering favorable retail pricing. You will be eligible for Blue Nile’s Employee Discount Program, which offers a special benefit in the form of a significant discount on Blue Nile products.
8.	Standard Employee Agreement. As a condition to your employment, you will be required to sign and comply with the Company’s standard Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition

Agreement relating to the protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

9.	Employee Handbook. As a Blue Nile employee, you will be expected to abide by the Company’s rules and standards. You will be required to acknowledge and sign that you have received a copy of Blue Nile’s Employee Handbook and that you understand the Company’s policies set forth therein.

10.	Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
11.	At-Will Employment. Your employment is at-will, as defined under applicable law. This means you may voluntarily quit at any time, for any reason or for no reason, simply by notifying the Company. Likewise, the Company may terminate your employment at any time, for any reason or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.
12.	Entire Agreement. This Agreement, together with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement, constitutes the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral.
13.	Compensation Committee Approval. This offer was approved by the Compensation Committee of our Board of Directors on August 2, 2010.
14.	Start Date. Thursday, August 26, 2010.
Vijay, I am very pleased to extend this offer, and I look forward to the opportunity to welcome you to our team. On behalf of all of us at Blue Nile, I also want to let you know how much we look forward to working with you. Please indicate your acceptance by signing and returning this letter.
Sincerely,
Diane Irvine
Chief Executive Officer
The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Vijay Talwar	Dated:	8/26/10
Vijay Talwar